Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Senior Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS STRONG PROFIT GROWTH FOR FULL YEAR 2014;
FOURTH QUARTER ADJUSTED EPS AT HIGH END OF COMPANY'S EXPECTATIONS

Fourth Quarter Year-over-year Highlights:

•	Net revenues increased 12.9% to a record $37.1 billion

•	Operating profit increased 4.7% to $2.3 billion

•	Adjusted EPS of $1.21, an increase of 8.4%; GAAP diluted EPS from continuing operations of $1.14

Full Year Highlights:

•	Net revenues increased 9.9% to a record $139.4 billion

•	Adjusted EPS of $4.22 and GAAP diluted EPS from continuing operations of $3.96, both of which include a $0.27 loss from the early extinguishment of debt

•	Adjusted EPS excluding the loss from early extinguishment of debt in 2014 and the legal settlement gain in 2013 increased 13.5% to $4.49

•	Generated free cash flow of $6.5 billion; cash flow from operations of $8.1 billion

2015 Guidance:

•	Confirmed full year Adjusted EPS of $5.05 to $5.19; GAAP diluted EPS from continuing operations of $4.77 to $4.91

•	Confirmed first quarter Adjusted EPS of $1.06 to $1.09; GAAP diluted EPS from continuing operations of $0.99 to $1.02

•	Confirmed full year free cash flow of $5.9 to $6.2 billion; confirmed cash flow from operations of $7.6 to $7.9 billion

WOONSOCKET, RHODE ISLAND, February 10, 2015 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2014.

Revenues

Net revenues for the three months ended December 31, 2014, increased 12.9%, or $4.2 billion to $37.1 billion, up from $32.8 billion in the three months ended December 31, 2013. For the year ended December 31, 2014, total revenue increased 9.9%, or $12.6 billion to $139.4 billion, compared to $126.8 billion for the year ended December 31, 2013.

Revenues in the Pharmacy Services Segment increased 21.7% to $23.9 billion in the three months ended December 31, 2014. This increase was driven by growth in specialty pharmacy including the acquisition of Coram and the impact of Specialty ConnectTM, as well as increased volume in pharmacy network claims. Pharmacy network claims processed during the three months ended December 31, 2014, increased 8.2% to 221.6 million, compared to 204.9 million in the prior year period. The increase was primarily due to net new business and growth in Managed Medicaid. Mail choice claims processed during the three months ended December 31, 2014, increased approximately 1.4% to 21.3 million compared to 21.0 million in the prior year period. The increase in the mail choice claim volume was primarily due to increased claims associated with the continuing adoption of our Maintenance Choice® offerings, partially offset by a decline in traditional mail volumes. For the year ended December 31, 2014, total revenue in the Pharmacy Services Segment increased 16.1% to $88.4 billion, compared to $76.2 billion in the year ended December 31, 2013.

Revenues in the Retail Pharmacy Segment increased 2.9% to $17.7 billion in the three months ended December 31, 2014. Same store sales increased 1.6% over the prior year period, with pharmacy same store sales up 5.5% and front store same store sales down 7.2%. Front store same store sales would have been approximately 800 basis points higher if tobacco and the estimated associated basket sales were excluded from the three months ended December 31, 2014 and 2013. Front store same store sales were negatively impacted by softer customer traffic, partially offset by an increase in basket size. Pharmacy same store prescription volumes rose 5.3% on a 30-day equivalent basis. Pharmacy same store sales were negatively impacted by approximately 150 basis points due to recent generic introductions and by approximately 190 basis points from the implementation of Specialty Connect. Specialty Connect transitioned all specialty prescriptions to the Pharmacy Services Segment, as they are now being processed through the Company's specialty mail order pharmacies. The implementation of Specialty Connect had a greater effect on revenues than prescription volumes due to the higher dollar value of specialty products. For the year ended December 31, 2014, total revenue in the Retail Pharmacy Segment increased 3.3% to $67.8 billion, compared to $65.6 billion in the year ended December 31, 2013. Same store sales increased 2.1% for the year ended December 31, 2014, over the prior year, with pharmacy same store sales up 4.8% and front store same store sales down 4.0%. Front store same store sales would have been approximately 350 basis points higher if tobacco and the estimated associated basket sales were excluded from the years ended December 31, 2014 and 2013.

For the three months ended December 31, 2014, the generic dispensing rate increased approximately 125 basis points to 82.1% in our Pharmacy Services Segment and increased approximately 140 basis points to 82.4% in our Retail Pharmacy Segment, compared to the prior year.

Operating Profit and Net Income

Operating profit for the Pharmacy Services and Retail Pharmacy segments for the three months ended December 31, 2014 increased 0.9% and 6.5%, respectively. Both segments benefited from the impact of increased generic drugs dispensed and favorable purchasing economics, which improved operating margins. The Pharmacy Services Segment was also positively impacted by growth in specialty pharmacy, which was mostly offset by client price compression and the incremental investment in the 2015 welcome season as a result of a successful selling season. The Retail Pharmacy Segment was also positively impacted by the growth of prescription volumes combined with an improved pharmacy margin rate, partially offset by the loss of gross profit from tobacco and the associated basket, as well as incremental store operating costs associated with operating more stores. Operating profit for the Pharmacy Services and Retail Pharmacy segments for the year ended December 31, 2014 increased 13.8% and 7.9%, respectively. Both segments benefited from the impact of increased generic drugs dispensed and favorable purchasing economics. The Pharmacy Services Segment was also positively impacted by growth in specialty pharmacy. The Retail Pharmacy Segment was also positively impacted by growth of prescription volumes combined with an improved pharmacy margin rate, partially offset by the loss of sales from tobacco and the associated basket, as well as incremental store operating costs associated with operating more stores.

Net income for the three months ended December 31, 2014, increased 4.5% or $57 million, to $1.3 billion, compared to the prior year. Adjusted earnings per share (Adjusted EPS) for the three months ended December 31, 2014 and 2013, was $1.21 and $1.12, respectively. Adjusted EPS excludes $128 million and $124 million of intangible asset amortization related to acquisition activity in the three months ended December 31, 2014 and 2013, respectively. GAAP earnings per diluted share (“GAAP EPS”) for the three months ended December 31, 2014 and 2013, was $1.14 and $1.05, respectively.

Net income for the year ended December 31, 2014, increased 1.2% or $53 million, to $4.6 billion, compared to the prior year. Net income for the year ended December 31, 2014 includes a $521 million pre-tax loss ($0.27 per share) on early extinguishment of debt. Excluding the loss on early extinguishment of debt and a $72 million pre-tax gain ($0.04 per share) from a legal settlement in 2013, net income increased 9.0%(1). Adjusted EPS for the years ended December 31, 2014 and 2013, was $4.22 and $4.00, respectively. Excluding the 2014 loss on early extinguishment of debt and the 2013 gain from the legal settlement, Adjusted EPS increased 13.5% to $4.49. Adjusted EPS excludes $518 million and $494 million of acquisition related intangible asset amortization for the years ended December 31, 2014 and 2013, respectively. GAAP EPS for the year ended December 31, 2014, was $3.96, which also includes the loss on early extinguishment of debt, compared to $3.75 in the prior year, which includes the gain from the legal settlement.

President and CEO Larry Merlo, stated, “By any measure, 2014 was a great year for our company. We delivered strong financial performance, with solid year-over-year growth in revenues, operating profit, earnings per share and cash flow. Our performance in the fourth quarter was no exception, with Adjusted EPS increasing 8.4%, coming in at the high end of our expectations. At the same time, we generated free cash flow for the full-year of $6.5 billion, exceeding our expectations.”

(1)
Excluding the $72 million pre-tax ($44 million after-tax) gain on a legal settlement for the year ended December 31, 2013 and the $521 million pre-tax ($315 million after-tax) loss on early extinguishment of debt for the year ended December 31, 2014, net income increased $411 million or 9.0% from $4,548 million for the year ended December 31, 2013 to $4,959 million for the year ended December 31, 2014.

Mr. Merlo continued, “Our results underscore the fact that we are winning in the marketplace and, as a result, driving solid and sustainable growth. I’m pleased with the very successful selling season we had for 2015, with gross client wins of $7 billion and net new client business of $3.6 billion. 2014 will be remembered as the year in which we rebranded our company as CVS Health and made the right decision to exit the tobacco category, better aligning our company with patients, payors, and providers. Only CVS Health has an integrated enterprise model bringing differentiated, channel-agnostic solutions to the marketplace.”

Guidance

The Company confirmed its previous guidance for the full year and first quarter of 2015. The Company currently expects to deliver Adjusted EPS of $5.05 to $5.19 and GAAP diluted earnings per share from continuing operations of $4.77 to $4.91 in 2015. These 2015 guidance estimates assume the completion of $6.0 billion in share repurchases. The Company also confirmed its first quarter Adjusted EPS guidance of $1.06 to $1.09 and GAAP diluted earnings per share from continuing operations of $0.99 to $1.02. The Company confirmed its 2015 free cash flow guidance of $5.9 to $6.2 billion, and its 2015 cash flow from operations guidance of $7.6 to $7.9 billion.

Real Estate Program

During the three months ended December 31, 2014, the Company opened 50 new retail drugstores and closed seven retail drugstores. In addition, the Company relocated 30 retail drugstores. As of December 31, 2014, the Company operated 7,981 locations in 47 states, the District of Columbia, Puerto Rico and Brazil. These locations included 7,822 retail drugstores, 17 onsite pharmacies, 27 retail specialty pharmacy stores, 11 specialty mail order pharmacies, four mail service dispensing pharmacies, and 86 branches and six centers of excellence for infusion and enteral services.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://info.cvshealth.com/investors. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its 7,800 retail pharmacies, more than 900 walk-in medical clinics, a leading pharmacy benefits manager with more than 65 million plan members, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable, effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

— Tables Follow —

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2014	2013	2014	2013
Net revenues	$37,055	$32,830	$139,367	$126,761
Cost of revenues	30,422	26,492	114,000	102,978
Gross profit	6,633	6,338	25,367	23,783
Operating expenses	4,312	4,121	16,568	15,746
Operating profit	2,321	2,217	8,799	8,037
Interest expense, net	131	135	600	509
Loss on early extinguishment of debt	—	—	521	—
Income before income tax provision	2,190	2,082	7,678	7,528
Income tax provision	868	816	3,033	2,928
Income from continuing operations	1,322	1,266	4,645	4,600
Loss from discontinued operations, net of tax	(1)	(1)	(1)	(8)
Net income	$1,321	$1,265	$4,644	$4,592
Basic earnings per share:
Income from continuing operations	$1.15	$1.06	$3.98	$3.78
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income	$1.15	$1.06	$3.98	$3.77
Weighted average basic shares outstanding	1,143	1,192	1,161	1,217
Diluted earnings per share:
Income from continuing operations	$1.14	$1.05	$3.96	$3.75
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income	$1.14	$1.05	$3.96	$3.74
Weighted average diluted shares outstanding	1,152	1,201	1,169	1,226
Dividends declared per share	$0.275	$0.225	$1.10	$0.90

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
In millions, except per share amounts	2014	2013
Assets:
Cash and cash equivalents	$2,481	$4,089
Short-term investments	34	88
Accounts receivable, net	9,687	8,729
Inventories	11,930	11,045
Deferred income taxes	985	902
Other current assets	866	472
Total current assets	25,983	25,325
Property and equipment, net	8,843	8,615
Goodwill	28,142	26,542
Intangible assets, net	9,774	9,529
Other assets	1,510	1,515
Total assets	$74,252	$71,526

Liabilities:
Accounts payable	$6,547	$5,548
Claims and discounts payable	5,404	4,548
Accrued expenses	5,816	4,768
Short-term debt	685	—
Current portion of long-term debt	575	561
Total current liabilities	19,027	15,425
Long-term debt	11,695	12,841
Deferred income taxes	4,036	3,901
Other long-term liabilities	1,531	1,421
Commitments and contingencies	—	—

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,691 shares issued and
1,140 shares outstanding at December 31, 2014 and 1,680 shares issued and 1,180
shares outstanding at December 31, 2013	17	17
Treasury stock, at cost: 550 shares at December 31, 2014 and 500 shares
at December 31, 2013	(24,078)	(20,169)
Shares held in trust: 1 share at December 31, 2014 and 2013	(31)	(31)
Capital surplus	30,418	29,777
Retained earnings	31,849	28,493
Accumulated other comprehensive income (loss)	(217)	(149)
Total CVS Health shareholders’ equity	37,958	37,938
Noncontrolling interest	5	—
Total shareholders’ equity	37,963	37,938
Total liabilities and shareholders’ equity	$74,252	$71,526

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2014	2013
Cash flows from operating activities:
Cash receipts from customers	$132,406	$114,993
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(105,362)	(91,178)
Cash paid to other suppliers and employees	(15,344)	(14,295)
Interest received	15	8
Interest paid	(647)	(534)
Income taxes paid	(2,931)	(3,211)
Net cash provided by operating activities	8,137	5,783
Cash flows from investing activities:
Purchases of property and equipment	(2,136)	(1,984)
Proceeds from sale-leaseback transactions	515	600
Proceeds from sale of property and equipment and other assets	11	54
Acquisitions (net of cash acquired) and other investments	(2,439)	(415)
Purchase of available-for-sale investments	(157)	(226)
Sale or maturity of available-for-sale investments	161	136
Net cash used in investing activities	(4,045)	(1,835)
Cash flows from financing activities:
Increase (decrease) in short-term debt	685	(690)
Proceeds from issuance of long-term debt	1,483	3,964
Repayments of long-term debt	(3,100)	—
Dividends paid	(1,288)	(1,097)
Proceeds from exercise of stock options	421	500
Excess tax benefits from stock-based compensation	106	62
Repurchase of common stock	(4,001)	(3,976)
Net cash used in financing activities	(5,694)	(1,237)
Effect of exchange rates on cash	(6)	3
Net increase (decrease) in cash and cash equivalents	(1,608)	2,714
Cash and cash equivalents at the beginning of the year	4,089	1,375
Cash and cash equivalents at the end of the year	$2,481	$4,089
Reconciliation of net income to net cash provided by operating activities:
Net income	$4,644	$4,592
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,931	1,870
Stock-based compensation	165	141
Loss on early extinguishment of debt	521	—
Deferred income taxes and other non-cash items	(58)	(86)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(737)	(2,210)
Inventories	(770)	12
Other current assets	(383)	105
Other assets	9	(135)
Accounts payable and claims and discounts payable	1,742	1,024
Accrued expenses	1,060	471
Other long-term liabilities	13	(1)
Net cash provided by operating activities	$8,137	$5,783

Adjusted Earnings Per Share
(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision and other, which is comprised of earnings allocated to participating securities, divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2014	2013	2014	2013
Income before income tax provision(1)	$2,190	$2,082	$7,678	$7,528
Amortization	128	124	518	494
Adjusted income before income tax provision	2,318	2,206	8,196	8,022
Adjusted income tax provision and other(2)	925	865	3,257	3,120
Adjusted income from continuing operations	$1,393	$1,341	$4,939	$4,902
Weighted average diluted shares outstanding	1,152	1,201	1,169	1,226
Adjusted earnings per share	$1.21	$1.12	$4.22	$4.00

(1)
Includes a $521 million loss on early extinguishment of debt (approximately $0.27 per diluted share) during the year ended December 31, 2014 and a $72 million gain on a legal settlement (approximately $0.04 per diluted share) during the year ended December 31, 2013. Excluding these items, Adjusted EPS for the year ended December 31, 2014, was $4.49, up 13.5% from $3.96 for the year ended December 31, 2013.

(2)
The adjusted income tax provision is computed using the effective income tax rate computed from the consolidated statement of income. Other includes earnings allocated to participating securities of $6 million and $19 million for the three months and year ended December 31, 2014, respectively.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Year Ended December 31,
In millions	2014	2013
Net cash provided by operating activities	$8,137	$5,783
Subtract: Additions to property and equipment	(2,136)	(1,984)
Add: Proceeds from sale-leaseback transactions	515	600
Free cash flow	$6,516	$4,399

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company's segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
December 31, 2014:
Net revenues	$23,874	$17,698	$—	$(4,517)	$37,055
Gross profit	1,238	5,558	—	(163)	6,633
Operating profit (loss)	909	1,780	(205)	(163)	2,321
December 31, 2013:
Net revenues	19,615	17,192	—	(3,977)	32,830
Gross profit	1,211	5,284	—	(157)	6,338
Operating profit (loss)	901	1,671	(198)	(157)	2,217
Year Ended
December 31, 2014:
Net revenues	88,440	67,798	—	(16,871)	139,367
Gross profit	4,771	21,277	—	(681)	25,367
Operating profit (loss)	3,514	6,762	(796)	(681)	8,799
December 31, 2013:
Net revenues	76,208	65,618	—	(15,065)	126,761
Gross profit	4,237	20,112	—	(566)	23,783
Operating profit (loss)(3)	3,086	6,268	(751)	(566)	8,037

(1)
Net revenues of the Pharmacy Services Segment include approximately $1.9 billion of retail co-payments for both the three months ended December 31, 2014 and 2013, respectively, as well as $8.1 billion and $7.9 billion of retail co-payments for the year ended December 31, 2014 and 2013, respectively.

(2)
Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services Segment clients use Retail Pharmacy Segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services Segment clients, through the Company’s intersegment activities (such as the Maintenance Choice program), elect to pick up their maintenance prescriptions at Retail Pharmacy Segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. The following amounts are eliminated in consolidation in connection with the item (ii) intersegment activity: net revenues of $1.3 billion and $1.2 billion for the three months ended December 31, 2014 and 2013, respectively, and $4.9 billion and $4.3 billion for the year ended December 31, 2014 and 2013, respectively; and gross profit and operating profit of $163 million and $157 million for the three months ended December 31, 2014 and 2013, respectively, and $681 million and $566 million for the year ended December 31, 2014 and 2013, respectively.

(3)
Consolidated operating profit for the year ended December 31, 2013 includes a $72 million gain from a legal settlement, of which $11 million is included in the Pharmacy Services Segment and $61 million is included in the Retail Pharmacy Segment.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2014	2013	2014	2013
Net revenues	$23,874	$19,615	$88,440	$76,208
Gross profit	$1,238	$1,211	$4,771	$4,237
Gross profit % of net revenues	5.2%	6.2%	5.4%	5.6%
Operating expenses(4)	$329	$310	$1,257	$1,151
Operating expense % of net revenues	1.4%	1.6%	1.4%	1.5%
Operating profit	$909	$901	$3,514	$3,086
Operating profit % of net revenues	3.8%	4.6%	4.0%	4.1%
Net revenues(1):
Mail choice(2)	$8,440	$6,516	$31,081	$24,791
Pharmacy network(3)	$15,374	$13,048	$57,122	$51,211
Other	$60	$51	$237	$206
Pharmacy claims processed(1):
Total	242.9	225.9	932.0	902.1
Mail choice(2)	21.3	21.0	82.4	83.3
Pharmacy network(3)	221.6	204.9	849.6	818.8
Generic dispensing rate(1):
Total	82.1%	80.8%	82.2%	80.5%
Mail choice(2)	75.1%	73.2%	74.6%	72.6%
Pharmacy network(3)	82.7%	81.6%	83.0%	81.3%
Mail choice penetration rate	21.3%	22.7%	21.4%	22.6%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims, as well as 90-day claims filled at our retail stores under the Maintenance Choice program.

(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

(4)	Operating expenses for the year ended December 31, 2013 include an $11 million gain from a legal settlement.

Supplemental Information
(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2014	2013	2014	2013
Net revenues	$17,698	$17,192	$67,798	$65,618
Gross profit	$5,558	$5,284	$21,277	$20,112
Gross profit % of net revenues	31.4%	30.7%	31.4%	30.6%
Operating expenses(2)	$3,778	$3,613	$14,515	$13,844
Operating expense % of net revenues	21.3%	21.0%	21.4%	21.1%
Operating profit	$1,780	$1,671	$6,762	$6,268
Operating profit % of net revenues	10.1%	9.7%	10.0%	9.6%
Retail prescriptions filled (90 Day = 3 Rx) (1)	244.8	229.6	935.9	890.1
Net revenue increase (decrease):
Total	2.9%	5.6%	3.3%	3.1%
Pharmacy	5.5%	8.5%	5.1%	4.1%
Front store	(4.9)%	(0.5)%	(2.5)%	1.0%
Total prescription volume (90 Day = 3 Rx) (1)	6.7%	4.6%	5.2%	5.2%
Same store increase (decrease):
Total sales	1.6%	4.0%	2.1%	1.7%
Pharmacy sales	5.5%	6.8%	4.8%	2.6%
Front store sales	(7.2)%	(1.9)%	(4.0)%	(0.5)%
Prescription volume (90 Day = 3 Rx) (1)	5.3%	3.8%	4.1%	4.4%
Generic dispensing rate	82.4%	81.0%	83.1%	81.4%
Pharmacy % of total revenues	71.2%	69.5%	70.7%	69.5%
Third party % of pharmacy revenue	98.7%	98.1%	98.6%	97.9%

(1)
Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(2)	Operating expenses for the year ended December 31, 2013 include a $61 million gain from a legal settlement.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2015
Income before income tax provision	$8,866	$9,137
Amortization	520	520
Adjusted income before income tax provision	9,386	9,657
Adjusted income tax provision and other(1)	3,709	3,820
Adjusted income from continuing operations	5,677	5,837
Net income attributable to noncontrolling interest	(1)	(1)
Adjusted income from continuing operations attributable to CVS Health	$5,676	$5,836
Weighted average diluted common shares outstanding	1,125	1,125
Adjusted earnings per share from continuing operations	$5.05	$5.19

In millions, except per share amounts	Three Months Ending March 31, 2015
Income before income tax provision	$1,864	$1,920
Amortization	124	128
Adjusted income before income tax provision	1,988	2,048
Adjusted income tax provision and other(1)	788	810
Adjusted income from continuing operations attributable to CVS Health	$1,200	$1,238
Weighted average diluted common shares outstanding	1,137	1,136
Adjusted earnings per share from continuing operations	$1.06	$1.09

(1)	Other includes earnings allocated to participating securities.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2015
Net cash provided by operating activities	$7,550	$7,949
Subtract: Additions to property and equipment	(2,300)	(2,200)
Add: Proceeds from sale-leaseback transactions	600	500
Free cash flow	$5,850	$6,249